CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our reports dated July 21, 2016 and February 28, 2017, relating to the financial statements and financial highlights, which appear in AMG Managers Cadence Capital Appreciation Fund’s, a series of AMG Funds III, and AMG Renaissance Large Cap Growth Fund’s, a series of AMG Funds, Annual Reports on Form N-CSR for the years ended May 31, 2016 and December 31, 2016, respectively. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Other Principal Service Providers”, “Financial Highlights” and “Agreement” in the Proxy Statement/ Prospectus and in the Statement of Additional Information, in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 6, 2017